Exhibit 99.1

Second Sight Announces Successful Implantation and Activation of
Wireless Visual Cortical Stimulator in First Human Subject

Provides Proof of Concept for the Ongoing Development of the Orion™ I Visual Cortical Prosthesis

SYLMAR, Calif.--(BUSINESS WIRE)-- Second Sight Medical Products, Inc. (NASDAQ:EYES) (Second Sight or the Company), a developer, manufacturer and marketer of implantable visual prosthetics to restore functional vision to blind patients, today announced the first successful implantation and activation of a wireless visual cortical stimulator in a human subject, providing the initial human proof of concept for the ongoing development of the Company's Orion™ I Visual Cortical Prosthesis (Orion I). In the UCLA study supported by Second Sight, a 30 year old patient was implanted with a wireless multichannel neurostimulation system on the visual cortex and was able to perceive and localize individual phosphenes or spots of light with no significant adverse side effects.

Dr. Robert Greenberg, Chairman of the Board of Second Sight, said, "It is rare that technological development offers such stirring possibilities. This first human test confirms that we are on the right track with our Orion I program to treat blind patients who cannot benefit from the Argus® II Retinal Prosthesis (Argus II). This initial success in a patient is an exciting and important milestone even though it does not yet include a camera. By bypassing the optic nerve and directly stimulating the visual cortex, the Orion I has the potential to restore useful vision to patients completely blinded due to virtually any reason, including glaucoma, cancer, diabetic retinopathy, or trauma. Today these individuals have no available therapy and the Orion I offers hope, increasing independence and improving their quality of life."

"While we still have much work ahead, this successful human proof of concept study gives us renewed energy to move our Orion I development efforts forward," said Will McGuire, President and CEO at Second Sight. "We believe this technology will ultimately provide a useful form of vision for the nearly six million people worldwide who are blind but not a candidate for an Argus II retinal prosthesis. We also remain focused on further developing our Argus II technology for patients with Retinitis Pigmentosa, making it more widely available, and exploring its potential to improve the vision of nearly two million patients blinded by Age-Related Macular Degeneration worldwide."

Dr. Nader Pouratian, the UCLA neurosurgeon who performed the surgery, added, "Based on these results, stimulation of the visual cortex has the potential to restore useful vision to the blind, which is important for independence and improving quality of life."

This implant was performed as part of a proof of concept clinical trial whose purpose is to demonstrate initial safety and feasibility of human visual cortex stimulation. The initial success of this study, coupled with the significant additional pre-clinical work gathered to-date readies Second Sight to submit an application to the FDA in early 2017 to gain approval for conducting an initial clinical trial of the complete Orion I system, including the camera and glasses. Assuming positive initial results in patients and discussions with regulators, an expanded pivotal clinical trial for global market approvals is then planned.

About Second Sight

Second Sight's mission is to develop, manufacture and market innovative implantable visual prosthetics to enable blind individuals to achieve greater independence. Second Sight has developed and now manufactures and markets the Argus® II Retinal Prosthesis System. Enrollment has been completed in a feasibility trial to test the safety and utility of the Argus II in individuals with Dry Age-Related Macular Degeneration. Second Sight is also developing the Orion™ I Visual Cortical Prosthesis to restore some vision to individuals who are blind due to causes other than preventable or treatable conditions. U.S. Headquarters are in Sylmar, California and European Headquarters are in Lausanne, Switzerland. For more information, visit www.secondsight.com.

About the Argus® II Retinal Prosthesis System

Second Sight's Argus II System provides electrical stimulation that bypasses the defunct retinal cells and stimulates remaining viable cells inducing visual perception in individuals with severe to profound outer retinal degeneration such as retinitis pigmentosa (RP). The Argus II works by converting images captured by a miniature video camera mounted on the patient's glasses into a series of small electrical pulses, which are transmitted wirelessly to an array of electrodes implanted on the surface of the retina. These pulses are intended to stimulate the retina's remaining cells, resulting in the perception of patterns of light in the brain. The patient then learns to interpret these visual patterns, thereby regaining some useful vision. The system is controlled by software and is upgradeable, which may provide improved performance as new algorithms are developed and tested. Therefore current and future Argus II users may benefit from the continuously improving technology. The Argus II is the first artificial retina to receive widespread approval, and is offered at approved centers in Austria, Canada, France, Germany, Italy, Netherlands, Saudi Arabia, Spain, Switzerland, Turkey, United Kingdom and the United States.

Safe Harbor

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange and Exchange Act of 1934, as amended, which are intended to be covered by the "safe harbor" created by those sections. All statements in this release that are not based on historical fact are "forward looking statements." These statements may be identified by words such as "estimates," "anticipates," "projects," "plans," or "planned," "seeks," "may," "will," "expects," "intends," "believes," "should," "potentially," "objectives," and similar expressions or the negative versions thereof and which also may be identified by their context. While management has based any forward looking statements included in this release on its current expectations, the information on which such expectations were based may change. Forward-looking statements involve inherent risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, as a result of various factors including those risks and uncertainties described in the Risk Factors and in Management's Discussion and Analysis of Financial Condition and Results of Operations sections of the Company's Annual Report on Form 10-K as filed on March 11, 2016 and the Company's other reports filed from time to time with the Securities and Exchange Commission. We urge you to consider those risks and uncertainties in evaluating the Company's forward-looking statements. We caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Except as otherwise required by the federal securities laws, we disclaim any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein (or elsewhere) to reflect any change in the Company's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

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Source: Second Sight Medical Products, Inc.